    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 22, 1997



                                                      REGISTRATION NO. 333-19373


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                   FORM SB-2


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            MACROVISION CORPORATION
                 (Name of Small Business Issuer in Its Charter)

           DELAWARE                          7829                  77-0156161

   (State of Incorporation)      (Primary Standard Industrial   (I.R.S. Employer
                                 Classification Code Number)     Identification
                                                                      No.)

                               1341 ORLEANS DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 743-8600
(Address and Telephone Number of Principal Executive Offices and Principal Place
                                  of Business)
                           --------------------------

                                VICTOR A. VIEGAS
                            CHIEF FINANCIAL OFFICER
                            MACROVISION CORPORATION
                               1341 ORLEANS DRIVE
                          SUNNYVALE, CALIFORNIA 94089
                                 (408) 743-8600
           (Name, Address and Telephone Number of Agent For Service)

                                   COPIES TO:

      LAIRD H. SIMONS III, ESQ.                   DAVID W. HERBST, ESQ.                     JEFFREY D. SAPER, ESQ.
    KATHERINE TALLMAN SCHUDA, ESQ.                 AMY L. GILSON, ESQ.                   PATRICK J. SCHULTHEIS, ESQ.
      ERIC D. FROTHINGHAM, ESQ.                   SANJIV S. DHAWAN, ESQ.                 JAN-MARC VAN DER SCHEE, ESQ.
          FENWICK & WEST LLP                        WISE & SHEPARD LLP                WILSON SONSINI GOODRICH & ROSATI,
         TWO PALO ALTO SQUARE                        3030 HANSEN WAY                       PROFESSIONAL CORPORATION
     PALO ALTO, CALIFORNIA 94306               PALO ALTO, CALIFORNIA 94304                    650 PAGE MILL ROAD
            (415) 494-0600                            (415) 856-1200                         PALO ALTO, CA 94304
                                                                                                (415) 493-9300

                           --------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a proceeding; (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents; (v) the Registrant may not retroactively apply any amendment of the Bylaw provisions relating to indemnity; and (vi) to the fullest extent permitted by the Delaware General Corporation Law, a director or executive officer will be deemed to have acted in good faith if his or her action is based on the records or books of account of the Registrant or on information supplied to him or her by officers of the Registrant in the course of their duties or on the advice of legal counsel for the Registrant or on information or records given or reports made to the Registrant by independent certified public accountants or appraisers or other experts.

    The Registrant intends to enter into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant.

    The indemnification agreement requires a director or executive officer to reimburse the Registrant for expenses advanced only to the extent that it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, his or her indemnification agreement or otherwise to be indemnified for such expenses. The indemnification agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any vote of the stockholders or vote of directors or otherwise.

    The indemnification provision in the Bylaws, and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

    As authorized by the Registrant's Bylaws, the Registrant, with approval by the Registrants Board of Directors, has applied for, and expects to obtain, directors and officers liability insurance with a per claim and annual aggregate coverage limit of up to $5,000,000.

    Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

DOCUMENT                                                                        EXHIBIT NUMBER
-----------------------------------------------------------------------------  -----------------
Underwriting Agreement.......................................................           1.01
Registrant's Certificate of Incorporation....................................           3.01
Registrant's Bylaws..........................................................           3.03
Form of Indemnification Agreement............................................          10.08

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of Common Stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee...........    $   9,618
NASD filing fee...............................................        3,674
Nasdaq National Market filing fee.............................
Accounting fees and expenses..................................
Legal fees and expenses.......................................
Printing and engraving expenses...............................
Road show expenses............................................
Blue sky fees and expenses....................................
Transfer agent, registrar and custodian fees and expenses.....
Miscellaneous.................................................
                                                                     ------
        Total.................................................    $
                                                                     ------
                                                                     ------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    The Common Stock, Preferred Stock and options of the Registrant issued to stockholders of Macrovision Corporation, a California corporation, in connection with the reincorporation into Delaware were not deemed "sold" as a result of Rule 145(a)(2) promulgated under the Securities Act. The following table sets forth information regarding all securities sold by the Registrant's California predecessor since December 1, 1993.

                                                          TITLE OF       NUMBER OF     AGGREGATE          FORM OF
CLASS OF PURCHASERS                   DATE OF SALE       SECURITIES       SHARES     PURCHASE PRICE    CONSIDERATION
-----------------------------------  ---------------  ----------------  -----------  --------------  ------------------
Victor A Viegas....................   June 7, 1996    Common Stock          58,333     $  157,500    Promissory Note

Pacific Media Development, Inc.,                      Series A
  acting through a trustee.........   July 12, 1996   Preferred Stock      543,099     $3,037,994    Conversion of Note

                                                                                                     Recapitalization
Command Audio Corporation..........   July 30, 1996   Common Stock         194,444     $  874,998    (1)

Exercise of options by 30
  optionees, including two officers
  and one former officer...........  July 6, 1994 -   Common Stock          78,843     $  118,265    Cash
                                       October 29,
                                          1996

------------------------------

(1) On July 31, 1996, the Company and Command Audio Corporation ("CAC") entered into a Recapitalization and Stock Purchase Agreement pursuant to which the Company purchased from CAC 604,000 shares of CAC common stock and 396,000 shares of CAC Series B preferred stock for the aggregate consideration of $1.0 million paid in August 1996 in cash and in September 1996 pursuant to a secured promissory note, 194,444 shares of the Company's Common Stock, subject to the terms and conditions of a Restricted Stock Acquisition Agreement, and the surrender and delivery to CAC of 500,000 shares of CAC Series A preferred stock.

    The sale of Common Stock to Victor A. Viegas and all sales of Common Stock made pursuant to the exercise of stock options granted under the stock option plans of the Registrant (or its predecessor) were made pursuant to an exemption from the registration requirements of the Securities Act afforded by either
Section 4(2) or Rule 701 promulgated under the Securities Act. All other sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These latter sales were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate the investment who represented to the Registrant that the shares were being acquired for investment.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed herewith:


  EXHIBIT
  NUMBER                EXHIBIT TITLE
-----------             --------------------------------------------------------------------------------------------------

      1.01      --      Form of Underwriting Agreement.*

      2.01      --      Form of Merger Agreement by and between the Registrant and Macrovision Corporation, a California
                         corporation.*

      3.01      --      Registrant's Certificate of Incorporation.*

      3.02      --      Form of Registrant's Amended and Restated Certificate of Incorporation.*

      3.03      --      Registrant's Bylaws.*

      3.04      --      Form of Registrant's Amended and Restated Bylaws*

      4.01      --      Registration Rights Agreement dated June 12, 1991.*

      4.02      --      Addendum to Registration Rights Agreement.**

      5.01      --      Opinion of Fenwick & West regarding legality of the securities being issued.**

     10.01      --      Registrant's Stock Option Plan and related documents.*

     10.02      --      Registrant's 1996 Equity Incentive Plan and related documents.**

     10.03      --      Registrant's 1996 Directors Stock Option Plan and related documents.**

     10.04      --      Registrant's 1996 Employee Stock Purchase Plan and related documents.*

     10.05      --      Registrant's Executive Incentive Plan.***

     10.06      --      Employment Agreement dated as of June 5, 1996, between Registrant and Victor A. Viegas.*

     10.07      --      Restricted Stock Purchase Agreement dated as of June 7, 1996, between Registrant and Victor A.
                         Viegas and related documents, including Promissory Note and Stock Pledge Agreement.*

     10.08      --      Form of Indemnification Agreement to be entered into by Registrant with each of its directors and executive officers.*

     10.09      --      Recapitalization and Stock Purchase Agreement dated as of July 31, 1996, between Registrant and
                         Command Audio Corporation.*

     10.10      --      Restricted Stock Acquisition Agreement dated as of July 31, 1996, between Registrant and Command
                         Audio Corporation, and First Amendment dated as of November 29, 1996.*

     10.11      --      Technology Transfer and Royalty Agreement dated as of July 31, 1996, between Registrant and
                         Command Audio Corporation, and First Amendment dated as of November 29, 1996.*

     10.12      --      Letter dated December 6, 1996 from Registrant to Command Audio Corporation.*

  EXHIBIT
  NUMBER                EXHIBIT TITLE
-----------             --------------------------------------------------------------------------------------------------

     10.13      --      License Agreement dated September 26, 1995, among Registrant, Victor Technobrain Co., Ltd. and
                         Video Culture Institute, Inc., Amendment Number One dated June 30, 1996 and Amendment Number Two dated September 30, 1996.*

     10.14      --      Duplicator Agreement dated as of June 1, 1988, by and between Registrant and Victor Company of
                         Japan, Limited.*

     10.15      --      Technology Application Agreement dated November 29, 1988, by and between Registrant and Victor
                         Company of Japan, Limited.*

     10.16      --      Agreement dated July 15, 1994, by and between Registrant and Victor Company of Japan, Limited.***

     10.17      --      Copy Protection Technology Agreement dated as of January 7, 1997, between Registrant and Victor
                         Company of Japan, Limited.*

     10.18      --      Waiver Agreement dated as of January 6, 1997, between Registrant and Pacific Media Development,
                         Inc.*

     10.19      --      Stock and Convertible Note Purchase Agreement dated as of May 24, 1991, among Registrant, a trustee for Pacific Media Development, Inc. and A. Victor Farrow and Carol Ann Farrow as Trustees
                         of the Farrow Family Trust U/T/D December 18, 1990.**

     10.20      --      Lease Agreement dated April 21, 1995, by and between Registrant and Caribbean Geneva Investors.*

     10.21      --      Standard Sublease dated September 21, 1995, by and between Registrant and Deutsch Technology
                         Research, together with Lease Agreement dated May 26, 1992, by and between Registrant and
                         Crossroads Investment Group.*

     11.01      --      Statement regarding computation of earnings (loss) per share.*

     16.01      --      Letter regarding change in certifying accountant.*

     21.01      --      List of Registrant's subsidiaries.*

     23.01      --      Consent of Fenwick & West (included in Exhibit 5.01).**

     23.02      --      Consent of KPMG Peat Marwick LLP.*

     23.03      --      Consent of Ernst & Young LLP.*

     24.01      --      Power of Attorney.*

     27.01      --      Financial Data Schedule.*


------------------------


  * Previously filed.



 ** To be supplied by amendment.



*** Filed herewith. Confidential treatment has been requested with respect to certain portions of these Exhibits. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

ITEM 28. UNDERTAKINGS.

    The Registrant hereby undertakes the following:

        (1) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

        (2) For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

        (3) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment to the Registration Statement to be signed on its behalf by the undersigned, in the City of Sunnyvale, State of California, on January 21, 1997.



                                MACROVISION CORPORATION

                                By:                      *
                                     -----------------------------------------
                                                    John O. Ryan
                                              CHIEF EXECUTIVE OFFICER




    In accordance with the requirements of the Securities Act, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.



             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

 PRINCIPAL EXECUTIVE OFFICER:

                                Chairman of the Board of
              *                   Directors, Chief
------------------------------    Executive Officer and a    January 21, 1997
         John O. Ryan             Director

 PRINCIPAL FINANCIAL OFFICER
   AND PRINCIPAL ACCOUNTING
           OFFICER:

     /s/ VICTOR A. VIEGAS       Vice President, Finance
------------------------------    and Administration and     January 21, 1997
       Victor A. Viegas           Chief Financial Officer

    ADDITIONAL DIRECTORS:

              *
------------------------------  President, Chief Operating   January 21, 1997
      William A. Krepick          Officer and Director

              *
------------------------------  Director                     January 21, 1997
     Richard S. Matuszak




                  /s/ VICTOR A. VIEGAS
         --------------------------------------
                    Victor A. Viegas
  *By:              ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS



  EXHIBIT
  NUMBER                EXHIBIT TITLE
-----------             --------------------------------------------------------------------------------------------------
      1.01      --      Form of Underwriting Agreement.*
      2.01      --      Form of Merger Agreement by and between the Registrant and Macrovision Corporation, a California
                         corporation.*
      3.01      --      Registrant's Certificate of Incorporation.*
      3.02      --      Form of Registrant's Amended and Restated Certificate of Incorporation.*
      3.03      --      Registrant's Bylaws.*
      3.04      --      Form of Registrant's Amended and Restated Bylaws*
      4.01      --      Registration Rights Agreement dated June 12, 1991.*
      4.02      --      Addendum to Registration Rights Agreement.**
      5.01      --      Opinion of Fenwick & West regarding legality of the securities being issued.**
     10.01      --      Registrant's Stock Option Plan and related documents.*
     10.02      --      Registrant's 1996 Equity Incentive Plan and related documents.**
     10.03      --      Registrant's 1996 Directors Stock Option Plan and related documents.**
     10.04      --      Registrant's 1996 Employee Stock Purchase Plan and related documents.*
     10.05      --      Registrant's Executive Incentive Plan.***
     10.06      --      Employment Agreement dated as of June 5, 1996, between Registrant and Victor A. Viegas.*
     10.07      --      Restricted Stock Purchase Agreement dated as of June 7, 1996, between Registrant and Victor A.
                         Viegas and related documents, including Promissory Note and Stock Pledge Agreement.*
     10.08      --      Form of Indemnification Agreement to be entered into by Registrant with each of its directors and executive officers.*
     10.09      --      Recapitalization and Stock Purchase Agreement dated as of July 31, 1996, between Registrant and
                         Command Audio Corporation.*
     10.10      --      Restricted Stock Acquisition Agreement dated as of July 31, 1996, between Registrant and Command
                         Audio Corporation, and First Amendment dated as of November 29, 1996.*
     10.11      --      Technology Transfer and Royalty Agreement dated as of July 31, 1996, between Registrant and
                         Command Audio Corporation, and First Amendment dated as of November 29, 1996.*
     10.12      --      Letter dated December 6, 1996 from Registrant to Command Audio Corporation.*
     10.13      --      License Agreement dated September 26, 1995, among Registrant, Victor Technobrain Co., Ltd. and
                         Video Culture Institute, Inc., Amendment Number One dated June 30, 1996 and Amendment Number Two dated September 30, 1996.*
     10.14      --      Duplicator Agreement dated as of June 1, 1988, by and between Registrant and Victor Company of
                         Japan, Limited.*
     10.15      --      Technology Application Agreement dated November 29, 1988, by and between Registrant and Victor
                         Company of Japan, Limited.*
     10.16      --      Agreement dated July 15, 1994, by and between Registrant and Victor Company of Japan, Limited.***
     10.17      --      Copy Protection Technology Agreement dated as of January 7, 1997, between Registrant and Victor
                         Company of Japan, Limited.*
     10.18      --      Waiver Agreement dated as of January 6, 1997, between Registrant and Pacific Media Development,
                         Inc.*
     10.19      --      Stock and Convertible Note Purchase Agreement dated as of May 24, 1991, among Registrant, a trustee for Pacific Media Development, Inc. and A. Victor Farrow and Carol Ann Farrow as Trustees
                         of the Farrow Family Trust U/T/D December 18, 1990.**
     10.20      --      Lease Agreement dated April 21, 1995, by and between Registrant and Caribbean Geneva Investors.*
     10.21      --      Standard Sublease dated September 21, 1995, by and between Registrant and Deutsch Technology
                         Research, together with Lease Agreement dated May 26, 1992, by and between Registrant and
                         Crossroads Investment Group.*

  EXHIBIT
  NUMBER                EXHIBIT TITLE
-----------             --------------------------------------------------------------------------------------------------

     11.01      --      Statement regarding computation of earnings (loss) per share.*
     16.01      --      Letter regarding change in certifying accountant.*
     21.01      --      List of Registrant's subsidiaries.*
     23.01      --      Consent of Fenwick & West (included in Exhibit 5.01).**
     23.02      --      Consent of KPMG Peat Marwick LLP.*
     23.03      --      Consent of Ernst & Young LLP.*
     24.01      --      Power of Attorney.*
     27.01      --      Financial Data Schedule.*


------------------------


  * Previously filed.



 ** To be supplied by amendment.



*** Filed herewith. Confidential treatment has been requested with respect to certain portions of these Exhibits. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.